Exhibit 99.2

3825 Fabian Way     M/S G-01
Palo Alto, CA     94303-4604
C. Patrick DeWitt
Chief Executive Officer

June 29, 2008

Jeffrey Epstein
President
TerreStar Networks
One Discovery Square
12010 Sunset Hills Road, Suite 600
Reston, VA 20190

Dear Mr. Epstein:

The construction and test program of the TerreStar-1 satellite (TS-1) is at a very advanced stage. The satellite has completed the Thermal/Vacuum test successfully and is currently in Ground Based Beam Forming Compatibility testing. To date, you have paid 97.1% of the purchase price (excluding in-orbit incentives). Throughout the course of the satellite build, as we encountered technical challenges, we have worked in conjunction with your team to manage those challenges so as to mitigate any schedule impact. Most recently, an incident at our subcontractor manufacturing the S-Band Reflector has impacted the schedule (see the attached letter from Harris Corporation). Having resolved the major technical issues with the satellite and agreed upon an alternate path for the reflector, we are now in a position to confirm that TS-1 will be ready to ship to the launch provider in April 2009.

By the letter dated May 25, 2007, we had notified you of three major risk areas for the satellite, namely, Low Noise Amplifiers, Oscillators, and the Feed Array. At this time, the first two items have been integrated with the satellite and have gone through the Satellite Thermal/Vacuum testing. The risks associated with these items have thus been retired. As we disclosed to you in a letter dated February 6, 2008, the Feed Array encountered a high power issue during testing. With intensive effort, we have identified the root cause of the high power test issues, modified the array to correct the problem, and have now successfully completed the high power and passive intermodulation tests of the flight Feed array. This permits us to complete the Feed Array assembly and conduct the remaining normal testing and thereby retire the associated risk.

Letter to Jeffrey Epstein

June 29, 2008

The satellite integration and testing have been progressing in parallel with the Feed Array remanufacturing and testing. All main body flight hardware has been assembled on the satellite. Reference Performance testing was completed on March 12, 2008, and Thermal/Vacuum testing was completed on May 27, 2008. Successful completion of these test phases has retired significant risks in the satellite completion schedule. The remaining significant hardware to be integrated on the satellite consist of items which mount externally to the main body: the S-band Reflector, Feed Array, Solar Array and the Batteries. The Solar Arrays and Batteries are ready for assembly.

As discussed in the Harris letter, the Reflector that was in an advanced state of completion was recently damaged during manufacturing, and while we have worked with Harris to develop a workaround that will not compromise the quality or reliability of the satellite, the completion of TS-1 has been delayed.

Based on the current status of the Reflector and the satellite, we now are confident, barring other unforeseen issues, that we can make TS-1 available for shipment to launch provider in April 2009.

We have and will continue to undertake every effort to mitigate delays resulting from challenges associated with the TerreStar program. We realize the importance of the TerreStar-1 satellite to your business plan and that schedule delays such as these are frustrating as they are completely outside TerreStar's control. We firmly believe that the quality of the product we deliver is of supreme importance. Please be assured that we will not make any compromise on the quality of the satellite in the interest of schedule. We will keep you apprised of the progress as we continue with the test program on the satellite.

Sincerely,

Space Systems/Loral
C. Patrick DeWitt
Chief Executive Officer

Attachment

cc: Dennis Matheson